FIRST AMENDMENT TO THE
                DIVIDEND DISBURSING AND TRANSFER AGENT AGREEMENT

This First Amendment ("Amendment") to that certain Dividend Disbursing and Transfer Agent Agreement ("Agreement") dated March 18, 1999, as amended on December 21, 2000, by and between the GARDNER LEWIS INVESTMENT TRUST ("Trust"), a Massachusetts business trust, and NORTH CAROLINA SHAREHOLDER SERVICES, LLC ("NCSS"), a North Carolina limited liability company, is made and entered into this 31st day of January, 2006.

WHEREAS,   the  Trust  and  NCSS  wish  to  make  explicit  the  confidentiality obligations that the parties have previously understood to be required by the Agreement;

NOW THEREFORE, the Trust and NCSS do mutually promise and agree as follows:

1. NCSS agrees, on behalf of itself and its officers, directors, agents, and employees, to treat as confidential all records and other information relating to the Trust and its prior, present, and future shareholders ("Confidential Information") and to not use or disclose the Confidential Information for any purpose other than in performance of its responsibilities and duties under the Agreement. Notwithstanding the forgoing, NCSS may divulge the Confidential Information (i) with the prior written consent of the Trust; (ii) when NCSS, in good faith, believes it may be exposed to civil or criminal contempt proceedings for failure to comply with court orders or when requested by duly constituted governmental authorities or the National Association of Securities Dealers (NASD) pursuant to their respective legal authority, upon prior written notice to the Trust, unless prohibited by the court order or governmental authority; (iii) to the Trust's investment adviser(s), administrator, distributor, custodian, outside legal counsel, or independent public accountants, in the ordinary course of business, to the extent necessary for those service providers to perform their respective services to the Trust; (iv) to the Trust, when requested by the Trust; or (v) when requested by a shareholder, but only with respect to Confidential Information that specifically relates to such shareholder and the shareholder's account. For purposes of this section, the following records and other information shall not be considered Confidential Information: any record or other information relating to the Trust and its prior, present, and future shareholders
         (a) which is or becomes publicly available through no negligent or unauthorized act or omission by NCSS; (b) which is disseminated by the Trust in a public filing with the SEC or posted on the website of the Trust, the Fund, the Fund's investment adviser, or any of the Fund's other service providers for general public review; (c) which is lawfully obtained from third parties who are not under an obligation of confidentiality to the Trust or its prior, present, and future shareholders; or (d) previously known by NCSS prior to the date of the Agreement.

2. Except as specifically set forth above, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

GARDNER LEWIS INVESTMENT TRUST


By:  /s/ Jack E. Brinson
     _____________________________________
Name:    Jack E. Brinson
Title:   Independent Trustee

NORTH CAROLINA SHAREHOLDER SERVICES, LLC


By:  /s/ Jason B. Edwards
     _____________________________________
Name:    Jason B. Edwards
Title:   Managing Director